                                                                    EXHIBIT 2.1



                                                                 EXECUTION COPY





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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                         IDT WINSTAR ACQUISITION, INC.,

                          WINSTAR COMMUNICATIONS, INC.

                                       AND

                           CERTAIN OF ITS SUBSIDIARIES
                         SET FORTH ON APPENDIX I HERETO


                          DATED AS OF DECEMBER 18, 2001

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





                                TABLE OF CONTENTS


                                                                                                  Page
                                                                                                  ----

                                    ARTICLE I
                                   DEFINITIONS

   Section 1.1       Definitions.....................................................................1
   Section 1.2       Construction....................................................................6

                                   ARTICLE II
                                PURCHASE AND SALE

   Section 2.1       Purchase and Sale of Assets.....................................................6
   Section 2.2       Excluded Assets.................................................................8
   Section 2.3       Assumed Liabilities.............................................................9
   Section 2.4       Excluded Liabilities...........................................................10
   Section 2.5       Assumption of Certain Leases and Other Contracts...............................10
   Section 2.6       Intercompany Receivables.......................................................11
   Section 2.7       Winstar Building...............................................................11

                                   ARTICLE III
                                 PURCHASE PRICE

   Section 3.1       Purchase Price.................................................................11
   Section 3.2       Cash Payment at Signing........................................................12
   Section 3.3       Allocation of Purchase Price...................................................12

                                   ARTICLE IV
                        THE CLOSING AND LICENSE TRANSFER

   Section 4.1       Time and Place of Closing......................................................12
   Section 4.2       Deliveries by the Sellers......................................................13
   Section 4.3       Deliveries by the Buyer........................................................13
   Section 4.4       Management Transition..........................................................13

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

   Section 5.1       Organization...................................................................13
   Section 5.2       Authority Relative to this Agreement...........................................13
   Section 5.3       Consents and Approvals; No Violation...........................................14
   Section 5.4       Qualifications to Hold Permits.................................................14
   Section 5.5       Legal Proceedings and Judgments................................................14
   Section 5.6       Brokers........................................................................14
   Section 5.7       Buyer Financing................................................................14
   Section 5.8       Capitalization.................................................................14
   Section 5.9       Valid Issuance of IDT and Buyer Shares.........................................15
   Section 5.10      Disclaimer of Other Representations and Warranties.............................15



                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

   Section 6.1       Conduct of Business............................................................15
   Section 6.2       Access to Information; Maintenance of Records..................................15
   Section 6.3       Expenses.......................................................................17
   Section 6.4       Further Assurances.............................................................17
   Section 6.5       Public Statements..............................................................17
   Section 6.6       Governmental Authority Consents and Approvals..................................18
   Section 6.7       Tax Matters....................................................................19
   Section 6.8       Litigation Support.............................................................20
   Section 6.9       Notification...................................................................20
   Section 6.10      Submission for Bankruptcy Court Approval.......................................20
   Section 6.11      D&O Policies...................................................................21
   Section 6.12      Use of Winstar Name............................................................21

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

   Section 7.1       Conditions to Each Party's Obligations to Effect the Closing...................21
   Section 7.2       Conditions to Obligations of the Buyer.........................................22
   Section 7.3       Conditions to Obligations of the Sellers.......................................22

                                  ARTICLE VIII
                           TERMINATION AND ABANDONMENT

   Section 8.1       Termination....................................................................23
   Section 8.2       Procedure and Effect of Termination............................................24

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

   Section 9.1       Amendment and Modification.....................................................24
   Section 9.2       Waiver of Compliance; Consents.................................................24
   Section 9.3       Survival.......................................................................24
   Section 9.4       No Impediment to Liquidation...................................................25
   Section 9.5       Notices........................................................................25
   Section 9.6       Assignment.....................................................................26
   Section 9.7       Third-Party Beneficiaries......................................................26
   Section 9.8       Severability...................................................................26
   Section 9.9       Governing Law..................................................................27
   Section 9.10      Submission to Jurisdiction.....................................................27
   Section 9.11      Counterparts...................................................................27
   Section 9.12      Incorporation of Schedule and Exhibits.........................................27
   Section 9.13      Entire Agreement...............................................................27
   Section 9.14      Headings.......................................................................27
   Section 9.15      Remedies.......................................................................27
   Section 9.16      Bulk Sales or Transfer Laws....................................................27


   APPENDIX I     Subsidiaries of Winstar Parties Hereto


EXHIBITS

Exhibit A         Assumed Agreements
Exhibit B         Form of Bill of Sale
Exhibit C         Form of Escrow Agreement
Exhibit D         Form of Management Agreement
Exhibit E         Form of Sale Order

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made as of December 18, 2001 by and among Winstar Communications, Inc., a Delaware corporation ("Winstar") and certain of its subsidiaries set forth on Appendix I hereto (collectively, the "Sellers"), and IDT Winstar Acquisition, Inc., a Delaware corporation (the "Buyer").

         WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the Purchased Assets (as hereinafter defined) upon the terms and conditions hereinafter set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         Section 1.1 Definitions. (a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

         "Accounts Receivable" means any and all accounts receivable, notes and other amounts receivable from third parties (including, to the extent permissible under applicable law, revenues from all accounts of the former and current customers of the Business), together with any interest or unpaid financing charges accrued thereon, excluding, all Excluded Receivables.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, provided that Net 2 Phone, Inc. and Liberty Media Corp. shall not be deemed to be Affiliates of the Buyer.

         "AON Sublease" means the Assignment and Assumption of Lease Documents by and between AON Service Corporation and Winstar, dated as of September 25, 2001, with respect to the Winstar Building and related agreements and documentation thereto, as amended as of the date hereof.

         "Assumed Agreements" means any contract, agreement, real or personal property lease, commitment, understanding or instrument which relates to the Business or the Purchased Assets for which the Sellers have obtained an order authorizing the assignment and assumption thereof to the Buyer and which is listed on Exhibit A attached hereto, which Exhibit may be amended from time to time by the Buyer for a period of time up to 120 days after the Closing Date.

         "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C.ss.ss.101, et seq.

         "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware or such other court having competent jurisdiction over the Chapter 11 Cases.

         "Bill of Sale" means the Bill of Sale to be executed and delivered by the Sellers at the Closing, substantially in the form of Exhibit B attached hereto.

         "Business" means the activities carried on by the Sellers for the purpose of providing local and long distance voice services, Internet access, data transport services, application services and hosting services and any activities related thereto; provided that "Business" shall not include any of the activities carried on by any of the Excluded Subsidiaries (none of which are material to the Business).

         "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

         "Buyer Representatives" means the Buyer's accountants, employees, counsel, financial advisors and other authorized representatives.

         "Chapter 11 Cases" means the Sellers' cases commenced under Chapter 11 of the Bankruptcy Code.

          "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

         "Communications Act" means the Communications Act of 1934, as amended.

         "Confidential Information" has the meaning specified in the Confidentiality Agreement.

         "Confidentiality Agreement" means, collectively, the confidentiality agreement, dated as of November 30, 2001, between Winstar or its advisors and the Buyer or its Affiliate.

         "Creditors' Committee" means the official committee of unsecured creditors appointed in connection with the Chapter 11 Cases on April 27, 2001.

         "D&O Policies" means the directors' and officers' liability insurance policies maintained by the Sellers and in effect as of the date hereof set forth on Schedule 1.1(a)(i).

         "Employee Records" means all existing personnel files related to employees and former employees of the Sellers.

         "Encumbrances" means any mortgages, pledges, liens, claims (as such term is defined in the Bankruptcy Code), charges, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agent" means Shearman & Sterling.

         "Escrow Agreement" means the escrow agreement, dated as of the date hereof, by and among Winstar, the Buyer and the Escrow Agent, substantially in the form of Exhibit C.

         "Escrow Amount" means, as of any date of determination, the amount on deposit, including any interest thereon, under the Escrow Agreement, without reduction or offset for any fees or costs, which shall be borne by Sellers.

         "Excess Inventory and Equipment" means such inventory, equipment and other assets owned by the Sellers set forth on Schedule 1.1(a)(ii) which (x) has been sold by the Sellers prior to the date hereof or (y) was under binding contract dated prior to the date hereof to be sold and is subsequently sold pursuant thereto.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Subsidiaries" means the Subsidiaries of Winstar set forth on
Schedule 1.1(a)(iii).

         "FCC" means the Federal Communications Commission (or any successor Governmental Authority).

         "FCC Consents" means the granting by the FCC of its consent to the assignment of the FCC Licenses in connection with the consummation of the transactions contemplated hereby.

         "FCC Licenses" means all licenses, authorizations, permits and construction permits issued by the FCC to the Sellers, including the Principal FCC Licenses, which are related to the Business, all of which are set forth on
Schedule 1.1(a)(iv).

         "FCC Rules" means the rules and regulations of the FCC, 47 Code of Federal Regulations, Part 1 et seq.

         "Final Order" means, (i) for purposes of the FCC Consents, an administrative order issued by the FCC for which the deadline for lodging any administrative appeal, reconsideration, stay or review by any objecting Person has expired pursuant to the FCC Rules; and (ii) for purposes of the consents required from all other Governmental Authorities (including, the State Regulatory Consents), an action by any such Governmental Authority for which the time period has expired for any further action by such Governmental Authority.

         "Governmental Authority" means any federal, state or local governmental or regulatory authority, department, agency, commission or body.

         "Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures,
(ii) trademarks, service marks, trade dress, trade names, corporate names, logos and Internet domain names, together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works, (iv) registrations and applications for any of the foregoing, (v) trade secrets, confidential information and inventions and (vi) rights under any license agreements for any of the foregoing.

         "Knowledge" means, with respect to each Seller, as to a particular matter, the actual knowledge of the acting chief executive officer, the chief financial officer or the general counsel of Winstar.

         "Material Adverse Effect" means any change or changes in, or effect on, the Business or the Purchased Assets, since the date hereof, that is individually, or are in the aggregate, reasonably likely to be materially adverse to the Business or the Purchased Assets, each taken as a whole, other than (i) any change or effect in any way resulting from or arising in connection with this Agreement or any of the transactions contemplated hereby (including any announcement with respect to this Agreement or any of the transactions contemplated hereby and the obtaining of any FCC Consents or State Regulatory Consents) and (ii) any change in or effect on the Purchased Assets or the Business which is cured (including by the payment of money) by the applicable Seller or any of its Affiliates before the Termination Date.

         "Permitted Encumbrances" means (i) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Purchased Assets, (ii) all exceptions, restrictions, easements, charges, rights-of-way and other Encumbrances set forth in any state, local or municipal franchise under which the Business is conducted which do not materially interfere with the present use of the Purchased Assets, and (iii) obligations pursuant to the Communications Act of 1934, as amended 47 U.S.C. ss. 151 et seq., and regulations promulgated thereunder.

         "Person" means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or government, political subdivision, agency or instrumentality of a government.

          "Post-petition Agent" means Citicorp USA, Inc.

          "Pre-petition Agent" means The Bank of New York.

          "Principal FCC Licenses" means all 38 and 28 GHZ spectrum licenses issued by the FCC to the Sellers set forth on Schedule 1.1(a)(iv).

          "Sale Hearing" means the date of the scheduled hearing of the Bankruptcy Court during which the Bankruptcy Court considers the Sale Order.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Sellers' Representatives" means the Sellers' accountants, employees, counsel, financial advisors and other authorized representatives.

          "State Regulatory Consents" means any consents from state regulatory authorities with respect to the assignment of the State Regulatory Licenses in connection with the consummation of the transactions contemplated by this Agreement.

         "State Regulatory Licenses" means any licenses, authorizations or permits issued by state regulatory authorities which are related to the Business and listed on Schedule 1.1(a)(v).

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which the outstanding securities or equity interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such Person are owned directly or indirectly by such other Person.

         "Tax" and "Taxes" means (i) all taxes, charges, fees, levies, penalties or other assessments of any kind whatsoever imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions attributable thereto or (ii) liability for the payment of any amounts of the type described in clause (i) above as a result of being party to any agreement or any express or implied obligation to indemnify or otherwise succeed to the liability of any other Person.

         "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes.

         "Transferred Employee" means each person who accepts the Buyer's offer of employment.

         "Winstar Building" means 685 Third Avenue, in the Borough of Manhattan, New York County, City and State of New York.

              (b) Each of the terms set forth below shall have the meaning ascribed thereto in the following section:

                 Definition                                      Location
                 ----------                                      --------
                 "Agreement"                                     Recitals
                 "Assumed Liabilities"                           ss. 2.3
                 "Buyer"                                         Recitals
                 "Buyer Common Stock"                            ss. 3.1
                 "Buyer Financing"                               ss. 5.7
                 "Buyer Preferred Stock"                         ss. 3.1
                 "Buyer Shares"                                  ss. 3.1
                 "Cash Payment"                                  ss. 3.1
                 "Cash/Stock Payment"                            ss. 3.1
                 "Closing"                                       ss. 4.1
                 "Closing Date"                                  ss. 4.1
                 "Excluded Assets"                               ss. 2.2
                 "Excluded Liabilities"                          ss. 2.4
                 "Excluded Receivables"                          ss. 2.2(k)
                 "IDT Class B Stock"                             ss. 3.1
                 "IDT Shares"                                    ss. 3.1
                 "Management Agreement"                          ss. 4.4
                 "Other Regulatory Approvals"                    ss. 6.6(e)
                 "Permits"                                       ss. 2.1(f)
                 "Purchase Price"                                ss. 3.1
                 "Purchased Assets"                              ss. 2.1
                 "Purchased Investments"                         ss. 2.1(m)
                 "Sale Order"                                    ss. 7.11
                 "Sellers"                                       Recitals
                 "Termination Date"                              ss. 8.1(g)
                 "Topping Fee"                                   ss. 6.10(d)
                 "Transfer Taxes"                                ss. 6.7(b)
                 "Transferable Permits"                          ss. 2.1(f)
                 "Winstar"                                       Recitals

         Section 1.2 Construction. The terms "hereby," "hereto," "hereunder" and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The term "including" when used herein without the qualifier, "without limitation," shall mean "including, without limitation." Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. The word, "or," shall not be construed to be exclusive. Provisions shall apply, when appropriate, to successive events and transactions.

                                   ARTICLE II
                                PURCHASE AND SALE

         Section 2.1 Purchase and Sale of Assets. Except for the Excluded Assets, upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Sellers shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall, by payment of the Purchase Price, purchase and acquire from the Sellers, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the rights, title and interest that the Sellers possess as of the Closing and have the right to transfer in, to and under the real, personal, tangible and intangible property or assets of every kind and description, wherever located, used, developed for use or intended for use in the conduct of the Business and related thereto and all other assets of the Sellers unless specifically excluded in Section 2.2 and subject to Section 4.4 (collectively, the "Purchased Assets"). Without limiting the effect of the foregoing, the parties hereto acknowledge and agree that the Purchased Assets shall include all rights, title and interest of the Sellers in, to and under all of the following (except the Excluded Assets):

              (a) all inventories of supplies, materials and spares, other than the Excess Inventory and Equipment;

              (b) all equipment (other than the Excess Inventory and Equipment);

              (c) all machinery, vehicles, furniture and other tangible personal property;

              (d) all of the Sellers' Accounts Receivable as of the Closing
         Date;

              (e) the Assumed Agreements, in each case, to the extent the same are assignable under Section 365 of the Bankruptcy Code or to the extent consented to by the third party or third parties to such agreements including any and all deposits and letters of credit related to any such Assumed Agreements, and with respect to such Assumed Agreements, all of Sellers' rights (including of recoupment), offsets, counterclaims and defenses (including under Sections 105(a), 361, 362, 363, 365, 366, 502, 503(b), 554 and 558 of the Bankruptcy Code);

              (f) all permits, certificates, licenses (including the FCC Licenses and the State Regulatory Licenses), franchises and other governmental authorizations, consents and approvals held by the Sellers except to the extent related exclusively to the Excluded Assets (collectively, "Permits"), in each case, to the extent the same are assignable (the "Transferable Permits");

              (g) to the extent assignable under Section 365 of the Bankruptcy Code or to the extent consented to by the third party or third parties to such agreements, all confidentiality, noncompete or nondisclosure agreements executed by vendors, suppliers or employees of the Sellers or other third parties, in each case, to the extent related to the Business;

              (h) originals or copies of all employee records of the Sellers, books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items of the Sellers to the extent relating to the Purchased Assets, including books of account, all customer lists, billing records and other customer correspondence to the extent relating to the Business, all regulatory filings and other books and records relating to the Business in the possession of the Sellers;

              (i) except as set forth on Schedule 2.2(d) and subject to Section 2.2(d), all of the rights, claims or causes of action of any of the Sellers against a third party related to the Purchased Assets, the operation of the Business or the Assumed Liabilities or Assumed Agreements arising out of transactions occurring prior to the Closing Date, except where such rights, claims or causes of action relate to the Excluded Liabilities; to the extent such rights, claims or causes of action relate to both Assumed Liabilities and Excluded Liabilities, the Buyer and each Seller shall share such rights, claims or causes of action in the same proportion as their respective liabilities bear to the total liability relating to those rights, claims or causes of action;

              (j) all Intellectual Property owned by or licensed to the Sellers together with all related income, royalties, damages and payments due or payable at the Closing or thereafter (including damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property;

              (k) to the extent assignable under Section 365 of the Bankruptcy Code or to the extent consented to by the insurance providers, the rights of the Sellers under those insurance policies which primarily cover risks covering the Business or the Purchased Assets, but excluding the D&O Policies;

              (l) all historical information relating to accounts of the customers of the Business which, at the Closing Date, are users of any of the services provided by the Sellers in the operation of the Business; and

              (m) shares of stock, securities, bonds, debentures, evidences of indebtedness or other interests issued by any third party (not affiliated with any of the Sellers) and owned by any Seller primarily for investment, excluding those set forth on Schedule 2.2(b) (the "Purchased Investments").

         Section 2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, the Sellers shall not sell, convey, assign, transfer or deliver to the Buyer, and the Buyer shall not purchase, and the Purchased Assets shall not include the Sellers' right, title and interest to the following assets of the Sellers (the "Excluded Assets"):

              (a) cash (including all cash residing in any collateral cash account securing any obligation or contingent obligation of the Sellers after giving effect to the Closing), cash equivalents and bank deposits existing as of the Closing Date, subject to the Buyer's rights under
         Section 2.1(e);

              (b) any equity interests issued by the Sellers and their Subsidiaries and those equity interests set forth on Schedule 2.2(b);

              (c) rights to any Tax refunds of any of the Sellers, whether such refund is received as a payment or as a credit against future Taxes and any net operating losses of the Sellers;

              (d) the Sellers' claims, causes of action, choses of action and rights of recovery pursuant to Sections 544 through 550 and Section 553 of the Bankruptcy Code, any other avoidance actions under any other applicable provisions of the Bankruptcy Code and the claims, causes of action, choses of action and rights of recovery, including claims relating to Lucent Technologies, Inc., set forth on Schedule 2.2(d);

              (e) subject to Section 6.2(c), the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of each Seller as a corporation or a limited liability company, as the case may be, any books, records or the like of the Sellers;

              (f) all of the assets set forth on Schedule 2.2(f);

              (g) all of the agreements to which any of the Sellers is a party which are not Assumed Agreements and any and all customer deposits, customer advances and credits and security deposits related to any such agreements which are not Assumed Agreements;

              (h) the rights of each Seller under this Agreement and any other agreements between any of the Sellers and the Buyer relating to the transactions contemplated hereby;

              (i) all of the real, personal, tangible or intangible property (including Intellectual Property) or assets owned by the Excluded Subsidiaries except to the extent that such property or assets relate to the Business;

              (j) any and all prepaid workers compensation premiums (other than the portion relating to the Transferred Employees);

              (k) all accounts receivable, notes and other amounts receivable relating to third parties, together with any interest or unpaid financing charges accrued thereon and all proceeds thereof, set forth on Schedule 2.2(k) (the "Excluded Receivables");

              (l) claims against current or former directors, officers or other employees of, or agents, accountants or other advisors of or to, any of the Sellers;

              (m) the rights of the Sellers under the terms of the $7,500,000 original principal amount subordinate note issued on October 3, 2001 by Wam!Net Inc. and Wam!Net Government Services, Inc. to Winstar Wireless, Inc. and any equity of Wam!Net Inc. held by the Sellers;

              (n) the rights of the Sellers under the AON Sublease, subject to
         Section 2.7; and

              (o) the Excess Inventory and Equipment.

         Section 2.3 Assumed Liabilities. On the Closing Date, the Buyer shall assume and agree to pay, perform and discharge when due the following liabilities and obligations of the Sellers (the "Assumed Liabilities"), in accordance with the respective terms and subject to the respective conditions thereof:

              (a) all liabilities and obligations of any of the Sellers under the Assumed Agreements (including all pre-petition and post-petition cure amounts payable in order to effectuate the assumption and assignment of each Assumed Agreement), subject to all of the Sellers' rights (including of recoupment), offsets, counterclaims and defenses (including under Sections 105(a), 361, 362, 363, 365, 366, 502, 503(b),
         554 and 558 of the Bankruptcy Code), and the Transferable Permits in accordance with the terms thereof;

              (b) all liabilities and obligations relating to any customer deposits and customer advances and credits, the security deposits and the Sellers' rights under any letters of credit or similar instruments securing customer deposits, advances or credits with respect to the revenue from customer accounts, to the extent permissible under applicable law, provided that the Buyer has received possession of and rights to such security deposits, customer deposits, advances or credits and letters of credit;

              (c) all liabilities and obligations under the Management Agreement; and

              (d) all liabilities and obligations related to the Purchased Assets arising from any actions or omissions of the Buyer occurring after the Closing Date or the Business arising from any actions or omissions of the Buyer occurring after the Closing Date.

         Section 2.4 Excluded Liabilities. The Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liabilities or obligations of any of the Sellers other than the Assumed Liabilities (collectively, the "Excluded Liabilities").

         Section 2.5 Assumption of Certain Leases and Other Contracts. The Sellers shall assume and assign to the Buyer, effective upon the Closing, the Assumed Agreements on the following terms and conditions:

              (a) From and after the Closing Date until 120 days thereafter, the applicable Sellers shall assume and such Sellers shall assign to the Buyer the Assumed Agreements pursuant to Section 365 of the Bankruptcy Code. The Assumed Agreements are listed on Exhibit A hereto, as amended from time to time pursuant to this Section 2.5(a), and are identified by the date of the Assumed Agreement (if available), the other party or parties to the Assumed Agreement and the address of such party or parties (if available), as the case may be. From and after the date hereof until 120 days following the Closing Date, the Buyer shall have the right, in its sole discretion, to make additions and deletions to the list of Assumed Agreements by delivering a marked copy of such list to Sellers, and such changes shall be effective immediately upon receipt by Sellers. The Sellers shall give prompt notice of such addition or deletion to the counter-party to such agreement, and to the respective counsels to the Pre-petition Agent, the Post-petition Agent and the Creditors' Committee.

              (b) If there exists any default related to an Assumed Agreement which is required to be cured as a condition to the Sellers' assumption and assignment pursuant to Section 365(a) of the Bankruptcy Code, the Buyer shall promptly cure any such default (including, paying any and all such amounts, whether arising pre-petition or post-petition, to effect such cure pursuant to Section 365(a) of the Bankruptcy Code) as a condition to the assumption and assignment of such Assumed Agreement. From time to time after the Closing, the Buyer shall provide funds to the Sellers or directly to the counter-party thereto (by wire transfer of immediately-available U.S. funds) in an amount sufficient to pay all such cure amounts required by the Bankruptcy Court, unless otherwise agreed by such counter-party, as a condition for assumption and assignment of the Assumed Agreements. Immediately upon receipt by the Sellers of such funds, the Sellers shall hold such funds in trust for such counter-party, and shall pay all cure amounts for such Assumed Agreements. The Buyer alone shall be liable for payment of any cure payment in respect of any Assumed Agreement. From and after the Closing Date, the Buyer shall designate the contracts and other agreements of Sellers that it desires Sellers to reject and Sellers shall promptly make appropriate motions with the Bankruptcy Court and take all other action to reject all such designated contracts and other agreements. In the case of non-residential real property leases, such notice shall be irrevocable and accompanied by delivery of all keys to the subject premises in the Buyer's possession.

              (c) The Buyer shall be responsible for demonstrating and providing adequate assurance of future performance and any and all costs and expenses necessary in connection therewith regarding any of the Assumed Agreements under Section 365 of the Bankruptcy Code.

         Section 2.6 Intercompany Receivables. All intercompany receivables owed by and between the Sellers shall be cancelled on the Closing Date.

         Section 2.7 Winstar Building. The Buyer shall, at its option, be entitled to enter into a sublease following the Closing Date, with rent to be set at prevailing market rates in the building and otherwise on terms reasonably satisfactory to the Sellers, with the Sellers to occupy the office space in the Winstar Building to which the Sellers have occupancy rights under the terms of the AON Sublease (the thirty-first floor until January 31, 2002, the non-hub portion of the tenth floor until March 31, 2002, and the hub portion of the tenth floor until April 30, 2002). After the expiration of such term with respect to the hub portion of the tenth floor, the Buyer shall, at its option, be entitled to enter into an agreement with the Sellers to occupy such portion of the tenth floor of the Winstar Building (to the extent of such Sellers' occupancy rights) through the duration of the AON Sublease, and if the Buyer shall exercise such option, the Buyer shall pay rent at the prevailing market rate in the building for such space which rent shall be paid upon exercise of the option in a lump-sum payment based on the present value of such rent.

                                  ARTICLE III
                                 PURCHASE PRICE

         Section 3.1 Purchase Price. In consideration for the Purchased Assets, and subject to the terms and conditions of this Agreement, Buyer shall assume the Assumed Liabilities, and on the Closing Date, shall irrevocably (i) pay, at Sellers' election (which shall be exercised before the Closing Date), either (x) an amount in cash equal to $38,000,000 (the "Cash Payment") or (y) an amount in cash equal to $30,000,000 and cause to be issued to the Sellers a number of shares of Class B common stock, $0.01 par value per share, of IDT Corporation (the "IDT Class B Stock") having a value equal to $12,500,000 based on the average closing price of IDT Class B Stock during the seven trading day period ended December 14, 2001 (the "IDT Shares" and together with the $30,000,000, the "Cash/Stock Payment"), and (ii) issue to the Sellers such number of shares of common stock, $0.01 par value per share, of the Buyer (the "Buyer Common Stock"), representing 5% of the outstanding shares of Buyer Common Stock as of the date hereof (the "Buyer Shares" and together with either the Cash Payment or the Cash/Stock Payment, as applicable, the "Purchase Price"). It is understood and agreed that the Buyer shall issue to IDT Corporation or its designee shares representing the remaining 95% of the Buyer Common Stock and preferred stock, $0.01 par value per share, of the Buyer (the "Buyer Preferred Stock") which Buyer Preferred Stock grants to the holders thereof the right to recovery of amounts invested in the Buyer by its affiliates prior to any right of the Buyer or Sellers to receive amounts on account of the Buyer Common Stock (but having no other preferential rights or voting rights).

         It is understood and agreed that the IDT Shares delivered at Closing shall not be registered in accordance with the Securities Act and shall be "restricted" as a result thereof. IDT Corporation shall use its commercially reasonable efforts to cause a registration statement to become effective with respect to such IDT Shares within 60 days following the Closing Date. In the event that the IDT Shares are not duly registered within 60 days following the Closing Date, any holder thereof may require at any time within 30 days thereafter that IDT Corporation repurchase all or a portion of the IDT Shares held by it for cash consideration equal to a price per share of $10,000,000 divided by the number of IDT shares issued as part of the Purchase Price.

         Section 3.2 Cash Payment at Signing. Pursuant to the Escrow Agreement, on or before the date hereof, the Buyer shall deliver, or shall have delivered, the Cash Payment to the Escrow Agent to be held in escrow pending the Closing. On the Closing Date, the Sellers and the Buyer shall instruct the Escrow Agent to promptly release the Escrow Amount in accordance with the terms of the Escrow Agreement.

         Section 3.3 Allocation of Purchase Price. Prior to the Closing, the Buyer and the Sellers shall use their reasonable best efforts to agree as to the allocation of the Purchase Price pursuant to Section 1060 of the Code and the rules and regulations thereunder. The Buyer and the Sellers agree to use such allocation in filing all required forms under Section 1060 of the Code and all other Tax Returns, and the Buyer and the Sellers further agree that they shall not take any position inconsistent with such allocation on any examination of any such Tax Return, in any refund claim or in any Tax litigation. The Buyer acknowledges that, based upon the manner it valued the Purchased Assets, the substantial portion of the Purchase Price is, to the extent permitted by applicable Tax laws and rules, allocated to Accounts Receivable. Upon the request of the other, the Buyer and the Sellers agree to provide the other information reasonably necessary to complete Form 8594. Not later than thirty
(30) days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594. In the event of a dispute with respect to any part of the allocation of the Purchase Price, the Buyer and the Sellers shall attempt to reconcile their differences and any resolution by them as to any disputed allocation shall be final, binding and conclusive on the parties. If the Buyer and the Sellers are unable to reach a resolution on such differences within thirty (30) days after the date any such dispute arises, the Buyer and the Sellers shall submit the disputed allocations for determination and resolution to the Bankruptcy Court, which shall be instructed to determine and report to the parties, upon such disputed allocations, and such report shall be final, binding and conclusive on the parties hereto with respect to the disputed allocations.

                                   ARTICLE IV
                        THE CLOSING AND LICENSE TRANSFER

         Section 4.1 Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VII of this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities and Assumed Agreements contemplated by this Agreement (the "Closing") shall take place at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, at 10:00 A.M. (local time) no later than the second
(2nd) Business Day following the date on which the conditions set forth in
Article VII have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or, to the extent permitted, waived in writing, or at such other place or time as the Buyer and Winstar (on behalf of the Sellers) may mutually agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

         Section 4.2 Deliveries by the Sellers. At or prior to the Closing, the Sellers shall deliver to the Buyer the Bill of Sale, duly executed by the Sellers for the personal property included in the Purchased Assets.

         Section 4.3 Deliveries by the Buyer. At or prior to the Closing, the Buyer shall deliver the following to Winstar (on behalf of the Sellers) or the Escrow Agent, as the case may be:

              (a) the Purchase Price;

              (b) copies of the Certificate of Incorporation and the Bylaws of the Buyer, each as in effect as of the Closing; and

              (c) copies of the resolutions duly adopted by the Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and each of the other transactions contemplated hereby.

         Section 4.4 Management Transition. The Sellers and the Buyer shall enter into a management agreement substantially in the form of Exhibit D (the "Management Agreement") on the date hereof. Pursuant to the Management Agreement, the Buyer shall agree to fund the continued operations of the Business as set forth in the Management Agreement and shall act as manager of the operations in each state or jurisdiction for which a FCC Consent or State Regulatory Consent has not been obtained on behalf of Winstar and at the direction of Winstar and consistent with all applicable laws and regulations. At such time as any State Regulatory Consent and any FCC Consent shall have become Final Orders, the corresponding State Regulatory License and FCC License shall be promptly transferred in a manner reasonably requested by the Buyer.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         As an inducement to the Sellers to enter this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Sellers as follows:

         Section 5.1 Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

         Section 5.2 Authority Relative to this Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming that this Agreement constitutes a valid and binding agreement of the Sellers, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

         Section 5.3 Consents and Approvals; No Violation. Subject to the entry of the Sale Order, the receipt of the FCC Consents, the receipt of the State Regulatory Consents and receipt of the Other Regulatory Approvals which may be required, neither the execution and delivery of this Agreement by the Buyer nor the purchase by the Buyer of the Purchased Assets and the assumption by the Buyer of the Assumed Liabilities and Assumed Agreements pursuant to this Agreement will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of the Buyer or (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority which has not been otherwise obtained or made (other than any filings required by the Securities Act, the Exchange Act or the rules of the New York Stock Exchange).

         Section 5.4 Qualifications to Hold Permits. The Buyer is aware of no financial or other bases on which it would be reasonably be expected to be deemed not qualified to hold the FCC Licenses, the State Regulatory Licenses or any of the other Permits, including any foreign ownership that would disqualify or limit its ability to control the FCC Licenses and State Regulatory Licenses. Other than revocations for failure to pay fees or make required filings (all of which have been remedied prior to the date hereof), neither the Buyer nor any of its Affiliates has had any material permit, certificate, license, franchise or other government authorization, consent or approval revoked or rescinded or has been subject to any material proceeding or investigation by the FCC or any comparable state regulatory agency with respect to any of its or its Affiliates' operations.

         Section 5.5 Legal Proceedings and Judgments. There are no material claims, actions, proceedings or investigations pending or, to the knowledge of the Buyer, threatened against or relating to the Buyer before any court or other Governmental Authority acting in an adjudicative capacity which could reasonably be expected to materially adversely affect the Buyer's ability to consummate the transactions contemplated hereby.

         Section 5.6 Brokers. No Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

         Section 5.7 Buyer Financing. As of the date hereof and as of the Closing Date, the Buyer has and will have funds available to it sufficient to
(i) operate the Business pursuant to the terms of the Management Agreement, (ii) deliver the Purchase Price at the Closing, and (iii) pay all of its fees and expenses incurred in connection with the transactions contemplated hereby, including all cure payments that are required to be paid in respect of Assumed Agreements (the "Buyer Financing").

         Section 5.8 Capitalization. The authorized capital stock of the Buyer shall consist of 10,000 shares of Buyer Common Stock and 500,000 shares of Buyer Preferred Stock, of which 950 shares of Buyer Common Stock and 68,000 shares of Buyer Preferred Stock shall be issued and outstanding immediately prior to the Closing. All such issued and outstanding shares of Buyer Common Stock and Buyer Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in accordance with all applicable laws. The Buyer has reserved an aggregate of 50 shares of Buyer Common Stock for issuance hereunder.

         Section 5.9 Valid Issuance of IDT and Buyer Shares. The IDT Shares and the Buyer Shares, when issued and delivered hereunder will be duly and validly issued, fully paid, and nonassessable, with no personal liability attaching to ownership thereof, free of Encumbrances created by the Buyer or IDT Corporation and not subject to preemptive or similar rights of the shareholders of the Buyer and will be free of restrictions on transfer other than under applicable state and federal securities laws.

         Section 5.10 Disclaimer of Other Representations and Warranties. The Buyer hereby acknowledges and agrees that the Buyer is purchasing the Purchased Assets on an "as-is, where-is" basis and that the Sellers make no representation or warranty whatsoever and none shall be implied at law or in equity.

                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

         Section 6.1 Conduct of Business. (a) Except as required (other than pursuant to a request, application or motion by any Seller) by the Bankruptcy Court and the Bankruptcy Code, during the period commencing on the date of this Agreement and ending on the Closing Date, the Sellers shall (i) operate the Business in the usual, regular and ordinary course as conducted during the 30 days prior to December 17, 2001 (ii) other than as permitted in writing by the Buyer, use their reasonable efforts to preserve in all material respects the Business, its employees and its operations, and (iii) refrain from executing any material contract other than in the ordinary course as conducted during the 30 days prior to December 17, 2001.

              (b) Prior to the Closing Date, without the prior written consent of the Buyer, no Seller shall terminate, extend or otherwise amend any of the FCC Licenses or State Regulatory Licenses, other than in the ordinary course of business. Prior to the Closing Date, without the prior written consent of the Buyer, no Seller shall sell, lease (as lessor), transfer or otherwise dispose of, any of the Purchased Assets.

              (c) Prior to the termination of the Management Agreement, the Buyer shall take no action or actions which would constitute the exercise of control over the FCC Licenses or with respect to State Regulatory Licenses managed under the Management Agreement in violation of applicable law; provided that performance under the Management Agreement shall not be deemed a breach of this Section 6.1(c).

         Section 6.2 Access to Information; Maintenance of Records. (a) Between the date of this Agreement and the Closing Date, each Seller shall, during ordinary business hours, upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets to which the Buyer is not denied access by law, (ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request, (iii) furnish the Buyer with such financial and operating data and other information with respect to the Business as the Buyer may from time to time reasonably request, (iv) furnish the Buyer a copy of each material report, schedule or other document filed or received by such Seller with respect to the Business with the SEC and other Governmental Authorities; provided, however, that (A) any such access shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business, (B) such Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) such Seller need not supply the Buyer with any information which such Seller is under a legal obligation not to supply. Notwithstanding anything in this Section 6.2(a) to the contrary, the Buyer shall not have access to any of the Employee Records and personnel and medical records, which in such Seller's good faith judgment is sensitive or the disclosure of which could subject such Seller to any material risk of substantial liability.

              (b) The Buyer and the Sellers acknowledge that they are subject to the Confidentiality Agreement. All information furnished to or obtained by the Buyer or any of the Buyer Representatives or the Sellers or any of the Sellers' Representatives pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement and shall be treated as Confidential Information for all purposes of the Confidentiality Agreement. Furthermore, the Buyer acknowledges that the Sellers or any of the Sellers' Representatives may furnish Confidential Information to counsel for the Creditors' Committee and to the Pre-petition Agent and the Post-petition Agent and their respective counsel, subject to the provisions of the Confidentiality Agreement. The terms of the Confidentiality Agreement shall cease to apply to the parties thereto after the Closing Date.

              (c) For a period of the later of (x) three (3) years (subject to Section 6.7(a)) after the Closing Date and (y) the date of entry of an order of the Bankruptcy Court closing the Chapter 11 Cases, or if converted to a case under Chapter 7 of the Bankruptcy Code, an order of the Bankruptcy Court closing such case, each party and its representatives shall have reasonable access to all of the books and records relating to the Business or the Purchased Assets, including all information pertaining to the Assumed Agreements, all Employee Records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other party to the extent that such access may reasonably be required by such party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Purchased Assets. Such access shall be afforded by the party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party or its Affiliates, (ii) no party shall be required to take any action which would constitute a waiver of the attorney-client privilege, and (iii) no party need supply the other party with any information which such party is under a legal obligation not to supply. The party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this
Section 6.2(c). If the party in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such period, such party shall, prior to such disposition, give the other party a reasonable opportunity at such other party's expense, to segregate and remove such books and records as such other party may select. Furthermore, the Buyer acknowledges that Winstar shall have reasonable access (as set forth above) to all Transferred Employees with respect to the litigation matters set forth on Schedule 2.2(d) for so long as such matters are pending. In addition to the foregoing, the Buyer agrees to maintain the Employee Records in its possession for a period of three (3) years after the Closing Date and to give former and current employees of the Sellers reasonable access to such Employee Records during such period.

         Section 6.3 Expenses. Except to the extent specifically provided herein or in the Sale Order or the Management Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

         Section 6.4 Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use reasonable best efforts (subject, in the case of the Sellers or any Chapter 7 trustee, to available funding and without being required to make any payment to any third party or to incur any significant economic burden) to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets in accordance with this Agreement, including using reasonable best efforts to ensure timely satisfaction of the conditions precedent to each party's obligations hereunder. Neither any of the Sellers, on the one hand, nor the Buyer, on the other hand, shall, without the prior written consent of the other party (it being understood that the written consent of Winstar shall have the same effect as the consent of all of the Sellers), take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time on or after the Closing Date, each Seller shall, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer such Seller's title to the Purchased Assets subject to Permitted Encumbrances. From time to time after the date hereof, the Buyer shall, at its own expense, execute and deliver such documents to each Seller as such Seller may reasonably request in order to more effectively consummate the sale of the Purchased Assets and the assumption and assignment of the Assumed Liabilities and the Assumed Agreements in accordance with this Agreement.

              (b) In the event that any Purchased Asset shall not have been conveyed to the Buyer at the Closing, the applicable Seller shall, subject to
Section 6.4(c), use reasonable best efforts to convey such asset to the Buyer as promptly as is practicable after the Closing.

              (c) To the extent that any of the Sellers' rights under any Assumed Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful and such Seller shall cooperate (without being required to make any payment to any third party or to incur any significant economic burden) to obtain any such required consent(s) as promptly as reasonably possible unless failure to obtain such consent would not, individually or in the aggregate, have a Material Adverse Effect, and the Buyer agrees to fully cooperate with such Seller in its efforts to obtain any such consent (including the submission of such financial or other information concerning the Buyer and the execution of any assumption agreements or similar documents reasonably requested by a third party) without being required to make any payment to any third party or to incur any economic burden.

         Section 6.5 Public Statements. Winstar and the Buyer shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby, except that the parties may make disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of Confidential Information or otherwise required by law or New York Stock Exchange regulations.

         Section 6.6 Governmental Authority Consents and Approvals. (a) FCC Consents. Subject to Section 6.6(d), within thirty (30) days after the entry of the Sale Order, the Buyer shall prepare and file, or cause to be prepared and filed, the necessary application or applications with the FCC seeking the FCC Consents and thereafter, shall promptly make all other filings and notifications and promptly seek all such consents, licenses, approvals, permits, waivers, orders or authorizations as may be required to obtain the FCC Consents. The Sellers shall cooperate with the Buyer to the fullest extent reasonably possible to provide all necessary information for the preparation of such applications within ten (10) Business Days after entry of the Sale Order, including those portions of such applications which are required to be completed by the Sellers. The Sellers and the Buyer shall prosecute such applications with all reasonable diligence and otherwise use their reasonable best efforts (including, with respect to Buyer, providing financial assurance to the extent required) to obtain grants of approval as expeditiously as practicable. The Buyer shall bear all reasonable fees payable by the Buyer and/or the Sellers to the FCC and to any outside counsel employed by the Sellers or Buyer in connection with the preparation and filing of the applications for the FCC Consents.

              (b) State Regulatory Consents. Subject to Section 6.6(e), within thirty (30) days after the entry of the Sale Order, the Sellers and/or the Buyer, as applicable, shall each file or cause to be filed with any state or local regulatory authorities analogous to the FCC applications for the approval of the assignment of the State Regulatory Licenses. The Sellers and the Buyer shall prosecute such applications with all reasonable diligence and otherwise use their reasonable best efforts (including, with respect to Buyer, providing financial assurance to the extent required) to obtain grants of approval as expeditiously as practicable. The Buyer shall bear all reasonable fees payable by the Buyer and/or the Sellers to the state and local regulatory entities and to any outside counsel employed by the Sellers or Buyer in connection with the preparation and filing of the applications for the State Regulatory Consents.

              (c) Other Governmental Authority Approvals. The Sellers and the Buyer shall each use their reasonable best efforts to cooperate with each other in determining any filings, notifications and requests for approval (other than the FCC Consents and the State Regulatory Consents) required to be made and received prior to the Closing under applicable law or regulation (collectively, the "Other Regulatory Approvals"). In connection with any Other Regulatory Approvals, neither the Buyer nor any of the Sellers will, and each of them will use its reasonable best efforts not to, cause or permit any of its officers, directors, partners or other Affiliates to, take any action which could reasonably be expected to materially and adversely affect the submission of any required filings or notifications or the grant of any such approvals.

              (d) Cooperation. The Sellers and the Buyer (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other party to review in advance any proposed written communication or information submitted to any such Governmental Authority in response thereto. In addition, each of the Sellers and the Buyer shall not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement, the transactions contemplated hereby or any such filing, notification or request for approval unless it consults with the other party in advance and, to the extent permitted by any such Governmental Authority, gives the other party the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations, each of the Sellers and the Buyer shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval. The Sellers and the Buyer shall also furnish the other party with such necessary information and assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration, or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval. The Sellers and the Buyer shall prosecute all required requests for approval with all necessary diligence and otherwise use their respective reasonable best efforts to obtain the grant thereof by a Final Order as soon as possible.

         Section 6.7 Tax Matters. (a) Cooperation on Tax Matters. The Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the preparation and filing of all Tax Returns in connection with matters relating to or affected by the operations of the Sellers prior to the Closing, including the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Notwithstanding anything to the contrary herein, the Buyer and the Sellers shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six (6) years following the Closing Date. At the end of such period, each party shall provide the other with at least thirty (30) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The Sellers and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

              (b) Transfer Taxes. All excise, sales, use, transfer, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and recording, filing and other fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be paid by the Sellers. The Sellers shall, at their own expense, timely pay and file all necessary Tax returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the Buyer shall join in the execution of any Tax Returns and other documentation at the Sellers' request. Notwithstanding the foregoing, the Sellers shall seek in the Sale Order a decretal paragraph which provides that, in accordance with Section 1146(c) of the Bankruptcy Code, the transactions contemplated hereby are steps in the formulation, or anticipation of the formulation, of a Chapter 11 plan for the Sellers and, as such, the making or delivery of any instrument of transfer to effectuate the transactions contemplated hereby shall not be taxed under any law imposing a stamp tax or similar tax.

         Section 6.8 Litigation Support. In the event and for so long as any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Sellers, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party. In the event that the Sale Order is the subject of an appeal, the Buyer and the Sellers agree to use reasonable best efforts to seek an expedited review and decision of such appeal and to seek the dissolution of any stay which might be entered in connection with such an appeal; provided that each party shall bear the cost of complying with this provision.

         Section 6.9 Notification. The Sellers shall notify the Buyer and keep it advised of the occurrence, to the Knowledge of the Sellers, of (a) notice of any litigation or administrative proceeding commenced of threatened in writing against any Seller which could, if adversely determined, have a Material Adverse Effect (other than any such action commenced in the Bankruptcy Court) and (b) any material damage or destruction of any of the Purchased Assets. The Buyer shall notify the Sellers prior to the Closing Date and keep them advised of the occurrences of any event or occurrence which could reasonably be expected to materially adversely affect the Buyer's ability to consummate the transactions contemplated hereby.

         Section 6.10 Submission for Bankruptcy Court Approval. (a) In connection with the transactions contemplated by this Agreement, the Sellers shall, within one (1) Business Day of the date hereof, file with the Bankruptcy Court a form of order or orders pursuant to Sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code (A) authorizing and approving the sale to the Buyer pursuant to this Agreement of the Purchased Assets, and approving the terms of this Agreement, (B) finding the Buyer is acting in good faith, and is entitled to the protections of a Buyer under Section 363(m) of the Bankruptcy Code and (C) containing such other findings and provisions as may be reasonably requested by the Buyer (including a finding that notice of the transactions contemplated by this Agreement, including notice to all parties to the Assumed Agreements, has been properly given) in the form and substance of Exhibit E or otherwise in form and substance acceptable to the Buyer in its sole discretion (the "Sale Order").

              (b) The Sellers and the Buyer shall each use their reasonable best efforts, and shall cooperate, assist and consult with each other, to secure the Bankruptcy Court's approval of (i) the Sale Order no later than one (1) Business Day after the date of this Agreement and (ii) any other order of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby, within five (5) days following the date of filing of the motion for approval thereof. The Sellers and the Buyer shall consult with, and seek the advice of, one another regarding pleadings which any of them intend to file, or positions any of them intend to take, with the Bankruptcy Court in connection with or which might reasonably affect, the Bankruptcy Court's approval of the Sale Order. None of Sellers or the Buyer will file any pleading or take any position that is inconsistent with obtaining the Bankruptcy Court's approval of the Sale Order or any other such order. The Sellers shall promptly (and, in any event, within one
(1) Business Day after the receipt of any written request) provide the Buyer and its counsel with copies of all notices, filings and orders of the Bankruptcy Court (and other courts) pertaining to the motion for approval of the Sale Order or any other order relating to any of the transactions contemplated by this Agreement.

              (c) If the Sale Order or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order or other such order), the Sellers and the Buyer will cooperate in taking such steps diligently to prosecute such appeal, petition or motion and each of the Seller and the Buyer shall use its reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion.

              (d) As a condition to Buyer's obligations hereunder, Sellers have agreed to pay to Buyer an amount equal to 2.5% of the Cash Payment (the "Topping Fee") if (i) this Agreement is terminated (other than as a result of a default by the Buyer in the performance of its obligations hereunder), (ii) the Sellers shall enter into one or more sale transactions and (iii) such transaction or transactions shall be consummated and shall close. The Topping Fee shall be paid when the Sellers receive all of the purchase prices from the other buyers (it being understood that placing funds in escrow shall not constitute receipt by the Sellers until such funds are released to the Sellers).

         Section 6.11 D&O Policies. The Sellers shall maintain in effect the D&O Policies for the benefit of the Sellers' respective current and former directors and officers until such time as the D&O Policies expire in accordance with their terms.

         Section 6.12 Use of Winstar Name. The Sellers agree that no later than 60 days after the Closing Date, the Sellers (i) shall cause the names of Winstar and its Subsidiaries which currently utilize the name "Winstar" to be changed to a name that does not include the name "Winstar" or contain any references thereto and (ii) shall, and shall cause their Affiliates, not to advertise or hold themselves out as Winstar or an Affiliate thereof. It is expressly understood and agreed by and between the parties that this covenant shall survive the Closing and that Buyer shall have all rights and remedies available at law or in equity to ensure strict compliance with this covenant by the Sellers, or their current or former Affiliates.

                                  ARTICLE VII
                              CONDITIONS TO CLOSING

         Section 7.1 Conditions to Each Party's Obligations to Effect the Closing. The respective obligations of each party to effect the sale and purchase of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of a material part of the Purchased Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the sale of the Purchased Assets; and

              (b) the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and shall not have been stayed, modified, reversed or amended (except, if modified or amended with the written consent of the Sellers and the Buyer).

         Section 7.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the purchase of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

              (a) the Sellers shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by the Sellers on or prior to the Closing Date;

              (b) the Sellers and the Buyer shall have entered into the Management Agreement substantially in the form of Exhibit D, if necessary, pursuant to Section 4.4;

              (c) the Post-petition Agent, on behalf of its lender participants, shall have consented to the sale of the Purchased Assets as provided herein and in the Sale Order; and

              (d) the Buyer shall have received the other items to be delivered pursuant to Section 4.2.

Any condition specified in this Section 7.2 may be waived by the Buyer; provided that no such waiver shall be effective against the Buyer unless it is set forth in a writing executed by the Buyer.

         Section 7.3 Conditions to Obligations of the Sellers. The obligation of each Seller to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

              (a) the Buyer shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by the Buyer on or prior to the Closing Date and the representations and warranties of the Buyer which are set forth in this Agreement (without regard as to any qualifications therein as to materiality) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date) as though made at and as of the Closing Date;

              (b) each Seller shall have received the other items to be delivered to it pursuant to Section 4.3; and

(c) the Escrow Agent shall have simultaneously with the Closing released the Purchase Price in accordance with the Escrow Agreement in accordance with Section 3.2.

Any condition specified in this Section 7.3 may be waived by the Sellers; provided that no such waiver shall be effective against any Seller unless it is set forth in writing executed by such Seller.

                                  ARTICLE VIII
                           TERMINATION AND ABANDONMENT

         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, unless otherwise stated, by:

              (a) mutual written consent of Winstar (on behalf of the Sellers) and the Buyer;

              (b) the Sellers, if there has been a material violation or breach by the Buyer of any covenant, representation or warranty made by it contained in this Agreement or the Management Agreement which has prevented the satisfaction of any condition to the obligations of the Sellers to effect the Closing;

              (c) the Buyer, if there has been a material violation or breach by the Sellers of any covenant made by them in this Agreement or the Management Agreement which has prevented the satisfaction of any condition to the obligations of the Buyer to effect the Closing.

              (d) the Buyer or the Sellers, if (i) there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of (A) the Bankruptcy Court or (B) any court or governmental body having competent jurisdiction;

              (e) the Buyer or the Sellers, if the Sale Order has not been entered by the Bankruptcy Court within one (1) Business Day after the date hereof; provided that the Buyer or the Sellers, as the case may be, shall not be entitled to terminate this Agreement pursuant to this
         Section 8.1(e) if the failure to obtain such approval within such time period results primarily from such party itself breaching any representation, warranty or covenant contained in this Agreement;

              (f) the Buyer or the Sellers, if the Sale Order has been stayed, vacated, reversed or amended by any court of competent jurisdiction (except, as may be modified or amended with the written consent of the Sellers and the Buyer, in their sole discretion); and

              (g) the Buyer or the Sellers, if the Closing Date shall not have occurred on or prior to noon, New York City time, on December 19, 2001 (the "Termination Date"); provided that the Buyer or the Sellers, as the case may be, shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if the failure of the Closing to occur on or prior to such date results primarily from such party itself breaching any representation, warranty or covenant contained in this Agreement.

         Section 8.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party (it being understood that notice to Winstar shall have the same effect as notice to all of the Sellers) and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

              (a) said termination shall be the sole remedy, subject to Sections 6.10(d) and 8.2(b), of the parties hereto with respect to breaches of any covenant, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except for the parties hereto in each case as stated in this Section 8.2, Section 9.15 and in Sections 6.2(b) and 6.3; provided, however, the Sellers shall not be responsible or liable for any misrepresentation or breach of any warranty or covenant by the Sellers contained in this Agreement prior to the time of such termination;

              (b) the Escrow Amount shall be released to the Buyer or the Sellers as set forth in the Escrow Agreement;

              (c) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made; and

              (d) all Confidential Information from any and all of the Sellers shall be returned to Winstar, and all Confidential Information from the Buyer shall be returned to the Buyer.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

         Section 9.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Winstar (on behalf of the Sellers) and the Buyer.

         Section 9.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

         Section 9.3 Survival. The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing Date hereunder, and neither party shall have any liability to the other after the Closing Date for any breach thereof. The representations and warranties set forth in this Agreement constitute the only representations and warranties made by the Buyer with respect to the transactions contemplated hereby and the Purchased Assets transferred pursuant hereto, and such representations and warranties supersede all representations and warranties, written or oral, previously made by the Buyer. Furthermore, the parties agree that, other than the right to terminate as contained in Article VIII of this Agreement, neither party shall have any recourse to the other party, or to any of the officers, directors, or Affiliates of such party, in the event any of the representations and warranties made herein or deemed made are untrue as at any time. The only remedy of the Seller for a breach of such representations and warranties shall be the Seller's option, under certain circumstances, not to close and to retain the Purchase Price in accordance with and subject to the limitations in Section 7.1, 7.3, 8.1(b) and 8.2(b). The parties agree that specific performance shall be available as a remedy to require performance of each party's covenants contained in this Agreement. The parties hereto agree that only the covenants contained in this Agreement to be performed at or after the Closing Date shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing Date for any breach thereof.

         Section 9.4 No Impediment to Liquidation. Subject to Sections 2.2(e), 6.2(c), 6.4 and 6.7, nothing herein shall be deemed or construed as to limit, restrict or impose any impediment to the Sellers' right to liquidate, dissolve and wind-up its affairs and to cease all business activities and operations at such time as it may determine following the Closing, including conversion to Chapter 7. Subject to Sections 2.2(e), 6.2(c), 6.4 and 6.7, the Sellers shall not be obligated to retain assets or employees or to continue operations following the Closing (or to retain outsource assistance) in order to satisfy its obligations hereunder except to the extent that such would directly contravene the obligations of the Sellers under this Agreement or the Management Agreement.

         Section 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when personally sent/delivered, by facsimile transmission (with hard copy to follow) or sent by reputable express courier (charges prepaid) or (ii) five (5) days following mailing by registered or certified mail postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to any Seller and the Buyer shall be sent to the addresses indicated below:

(a)      If to any of the Sellers, to:

                                    c/o Winstar Communications, Inc.
                                    The Winstar Building
                                    685 Third Avenue
                                    31st Floor
                                    New York, New York  10017
                                    Facsimile:  (212) 792-9348
                                    Attention:  Paul Street, CRO

                                    with a copy to:

                                    Shearman & Sterling
                                    599 Lexington Avenue
                                    New York, New York  10022
                                    Facsimile:  (212) 848-7179
                                    Attention:  Mark J. Shapiro, Esq.
                                                 Stephen M. Besen, Esq.

(b)      if to the Buyer, to:

                                    c/o IDT Corporation
                                    520 Broad Street
                                    Newark, New Jersey 07102
                                    Facsimile:  (973) 438-1503
                                    Attention:  General Counsel

                                    with a copy to:

                                    McDermott, Will & Emery
                                    50 Rockefeller Plaza
                                    New York, New York 10020
                                    Facsimile: (212) 547-5444
                                    Attention:  Mark S. Selinger, Esq.
                                                 David C. Albalah, Esq.


         Section 9.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and with respect to any of the Sellers, any entity that may succeed to substantially all the assets of such Seller, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement or any of the rights, interests or obligations hereunder to any Affiliate provided that Buyer shall remain liable hereunder. Any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 9.6 shall be null and void and shall not bind or be recognized by any of the Sellers or the Buyer. Notwithstanding anything herein to the contrary, the Seller may, subject to applicable law, distribute the Purchase Price, including any IDT Shares or Buyer Shares to its creditors.

         Section 9.7 Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, including any counter-party to an Assumed Agreement, other than the parties hereto, any legal or equitable right, remedy or claim under or with respect to this Agreement.

         Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         Section 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         Section 9.10 Submission to Jurisdiction. The parties hereto irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceedings may be heard and determined in such dispute or proceedings may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

         Section 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 9.12 Incorporation of Schedule and Exhibits. The Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

         Section 9.13 Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

         Section 9.14 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 9.15 Remedies. Subject to Section 9.3, the Sellers and the Buyer hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, the Sellers or their successors or assigns, or the Buyer or its successors or assigns, as the case may be, may, in addition to any other rights and remedies existing in their favor, apply to the Bankruptcy Court for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of this Agreement.

         Section 9.16 Bulk Sales or Transfer Laws. The Buyer hereby waives compliance by the Sellers with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

                                   IDT WINSTAR ACQUISITION, INC.


                                   By: /s/ Charles H.F. Garner
                                       ----------------------------------------
                                        Name:  Charles H.F. Garner
                                        Title: President


                                   WINSTAR COMMUNICATIONS, INC.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Executive Vice President


                                   WINSTAR WIRELESS, INC.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WCI CAPITAL CORP.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR EQUIPMENT CORP.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President

                                   WINSTAR EQUIPMENT II CORP.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR GOVERNMENT SOLUTIONS, LLC.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR LMDS, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR NETWORK EXPANSION, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR WIRELESS FIBER CORP.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR WIRELESS OF DELAWARE, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President

                                   WINSTAR WIRELESS OF GEORGIA, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR WIRELESS OF INDIANA, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR WIRELESS OF NEW JERSEY, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR WIRELESS OF NEW YORK, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR WIRELESS OF PENNSYLVANIA, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR WIRELESS OF VIRGINIA, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President

                                   WINSTAR WIRELESS OF WEST VIRGINIA, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WWI LICENSE HOLDING, INC.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WVF-CPQ 1, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WVF-CSC 1, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WVF-DL 1, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WVF-LU 2, LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President

                                   WVF-I LLC


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President



                                   WINSTAR CREDIT CORP.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR INTERNATIONAL, INC.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR MIDCOM ACQUISITION CORP.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR NEW MEDIA COMPANY, INC.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President


                                   WINSTAR INTERACTIVE VENTURES I, INC.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President

                                   WINSTAR PUERTO RICO, INC.


                                   By: /s/ T. R. Graham
                                       ----------------------------------------
                                        Name:  T. R. Graham
                                        Title: Vice President

                                                                    APPENDIX I

                             SUBSIDIARIES OF WINSTAR
                                 PARTIES HERETO



WCI Capital Corp.
Winstar Credit Corp.
Winstar Equipment Corp.
Winstar Equipment II Corp.
Winstar Government Solutions, LLC.
Winstar International, Inc.
Winstar LMDS, LLC
Winstar Midcom Acquisition Corp.
Winstar Network Expansion, LLC
Winstar Wireless Fiber Corp.
Winstar Wireless, Inc.
Winstar Wireless of Delaware, LLC
Winstar Wireless of Georgia, LLC
Winstar Wireless of Indiana, LLC
Winstar Wireless of New Jersey, LLC
Winstar Wireless of New York, LLC
Winstar Wireless of Pennsylvania, LLC
Winstar Wireless of Virginia, LLC
Winstar Wireless of Virginia, LLC
Winstar Wireless of West Virginia, LLC
WWI License Holding, Inc.
WVF-CPQ 1, LLC
WVF-CSC 1, LLC
WVF-DL 1, LLC
WVF-LU 2, LLC
WVF-I LLC
Winstar New Media Company, Inc.
Winstar Broadcasting Corp.
Winstar Interactive Ventures I, Inc.
Winstar Puerto Rico, Inc.

                                                                     EXHIBIT A

                               ASSUMED AGREEMENTS


None.